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FORM 4                                                                                                       OMB APPROVAL
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                                                                                                    OMB Number:           3235-0287
                                                                                                    Expires:     September 30, 1998
                                                                                                    Estimated average burden
                                                                                                    hours per response..........0.5
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                                           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, D.C. 20549

                                             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting
                                                                                                Person to Issuer
                                                                                                (Check all applicable)
   COX,     WILLIAM      W.                 NORTH VALLEY BANCORP (NOVB)
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   (Last)   (First)   (Middle)           3. IRS or Social   4. Statement for Month/Year       [X] Director  [ ] 10% Owner
                                            Security Number                                   [ ] Officer   [ ] Other
                                            of Reporting                                         (give title   (specify below)
                                            Person                                                below)
                                            (Voluntary)
   2724 WESTERN OAK                                         NOVEMBER 2002
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        (Street)                                            5. If Amendment, Date of         7. Individual or Joint/Group Filing
                                                               Original (Month/Year)           (check applicable line)
                                                                                             [X] Form Filed by One Reporting Person
                                                                                             [ ] Form Filed by More than One
   REDDING, CALIFORNIA  96002                                                                    Reporting Person
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   (City)   (State)     (Zip)
                                        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)    (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
                                                                                     Owned at End of  (Instr. 4)          Ownership
                         (Month/                                                     Month                                (Instr. 4)
                         Day/Year)                                                  (Instr. 3 and 4)
                                  ------------------------------------------------
                                     Code     V       Amount      (A) or (D) Price
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COMMON                                                No Change                          3,200              D
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                                                      No Change                          1,096              I         Self-IRA
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                                                      No Change                            249              I         Self-SEP IRA
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                                                      No Change                            510              I         Spouse-IRA
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                                                      No Change                            100              I         Spouse
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                         11/27/02     P                     590              16.609        590              D         Joint w/Spouse
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                                                                              (Over)
*If the form is filed by more than one reporting person, See Instruction 4(b)(v).

[ ] Check this box if no longer
    subject to Section 16. Form 4
    or Form 5 obligations may
    continue. See Instruction 1(b)

FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

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1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date               Code            Derivative
   Security       Price of       (Month/Day/        (Instr. 8)      Securities
   (Instr. 3)     Derivative     Year)                              Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)

                                                                   (Instr. 3, 4,
                                                                    and 5)
                                                --------------------------------------
                                                      Code    V    (A)      (D)
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Director Stock
Option Right
to Buy            $12.75         1/20/98               A            2,000
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Director Stock
Option Right
to Buy            $10.20         1/19/99               A            1,000
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Director Stock
Option Right
to Buy            $10.31         4/12/99               A           30,000
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FORM 4 (continued)

          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                   (E.G., puts, calls, warrants, options, convertible securities)

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  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)                     Beneficially    Security:         Ownership
     (Month/Day/Year)                         (Instr. 5)     Owned at        Direct (D) or     (Instr. 4)
                                                             End of          Indirect (I)
                                                             Month           (Instr. 4)
                                                             (Instr. 4)
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                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
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                       Common
  1/20/98  1/20/08     Stock     2,000                                           D
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                       Common
  1/19/99  1/19/09     Stock       800                                           D
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                       Common
  4/12/99  4/12/09     Stock    24,000                                           D
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Explanation of Responses:

*    Represents purchase for IRA Account.



                      /s/ WILLIAM W. COX                 November 29, 2002
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                      **Signature of Reporting Person          Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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